Exhibit 4.23

[UNOFFICIAL TRANSLATION]

PRIVATE SUBLEASE AGREEMENT

This private sublease agreement dated January 2, 2016 is made between CYBERONICA S.A., a Company specializing in the storage and custom clearance in the importation and/or exportation of commercial products with registered offices at 79th St Nicholas Ave in Glyfada, Attica under the registered number (GEMI 1218901000 and AFM 094438102 which is legally represented by Athanasios Feidakis the son of Constantine and hereinafter called the “Sublessor” and GLOBUS SHIPMANAGEMENT CORP., maintaining an office in Greece at 128 Vouliagmenis Ave, Glyfada 16674 Athens (the “Company”), and which is legally represented by Evangelos Mylonas the son of Ioannis and which is hereinafter called the “Sublessee”

Under the registration number 3545/10-12-2010 Commercial property Leasing Agreement drawn by the Athens notary Christina Keziou, representing the third party in the agreement “the Lessor”, EFG EUROPEBANK ERGASIAS LEASING SA., (EFG EURANK ERGASIAS LEASING) under the law 1665/1986 as amended has made available to the first party of the agreement the “Sublessor” the usage of the multilevel building located at 128 Vouliagmenis Ave in Glyfada Attica for its use under registration number 5381/9.1.1997 by the owner of the premises represented in a transaction drowned by the notary public of Athens Maria Tsagari-Valvi.

It is hereby agreed that the first of the agreeing parties, the “Sublessor” and with the consent of the third party the “Lessor” EFG EUROBANK ERGASIAS LEASING S.A., agreeing to this Sublease Agreement to the second consenting party “the Sublessee” a part of the 3rd floor of the building as it’s described by the designing Architect Mr. Mylonas (September 1997) accompanied by the common areas in total of 350 sqm., with the following terms and conditions:

1.	The term of this sublease is agreed by all parties to be 9 years commencing on 02.01.2016 and continuing until 02.01.2025. At the end of the term the Sublessee is obliged under no further notice to leave the leased property and return the keys to the “Sublessor”.

2.	During the term of 02/01/2016 and until 02.01.2018, the monthly rent is set at the sum of Ten Thousand Euro (10K).2.

3.	It is hereby agreed by all parties that a the monthly rent will be adjusted accordingly by a special written agreement between the “Sublessor” and the “Sublessee” and b) if for any reason there is a dissolution of the above terms then the entire Agreement becomes dissolved and voided. The monthly rent shall be paid within the first three days of each calendar month.3.

4.	Use of premises: Sublessee shall use the premises leased according to Company’s stated business purposes in its Constitutional declaration only and for no other purpose without Sublessor’s prior written consent.

5.	It is forbidden any further subletting by the “Sublessee” to another party regardless of any monetary or non monetary value without the written consent of the “Sublessor”.

6.	By signing subject sublease the Sublessee’s legal representative has inspected the property and found it to be satisfactory.

7.	During the duration of the sublease the Sublessee is not entitled to make any alterations in any shape or form without the written consent of the Sublessor.

8.	The Sublessor doesn’t have any responsibility or duty during the duration of the sublease to maintain and or repair the premises for any reason other than those damages occurring beyond the Sublessee’s control. The Sublesee is responsible for the safety, cleanliness and maintenance of the premises in its possession and is responsible for any damage other than the one due to ordinary usage.

9.	Premises have been provided with a) proper electrical installation and b) proper plumbing installation.

10.	The Sublessee is responsible for payment of its own electric and water consumption as they each appear with the analogue sums in the relative invoices drawn by each Authorized entity. Furthermore the Sublessee is responsible for the Stamp Duty of 3.6% on top of the rental monthly payment and in addition to the stamp duty of cleaning dues and sewer generated expenses plus any relative VAT and Stamp Duty tax generated by the Municipality of the vicinity and incorporated in the invoices generated by the Electricity Dept (DEY) and sewer Dept.

11.	Should the Sublessee fail to make payments on a timely fashion then the Sublessor has the right to accelerate eviction proceedings in line with the applicable laws.

12.	Any agreement contradictory to all of the above has to be in writing.

Subject Sublease Agreement has been produced in four copies, and has been executed as stated below, each relative party has received a fully executed copy with the fourth and last copy to be properly lodged with the authorized Tax Office.

The Agreeing parties (counterparts)

For Cyberonica SA	For Globus Shipmanagement Corp

By: /s/ Athanasios Feidakis	By: /s/ Evangelos Mylonas
Athanasios Feidakis	Evangelos Mylonas

Company seal

79th St Nicholas Ave

Glyfada 16674/AFM

(VAT)094438102

Tax office: Piraeus tel 210 9696560 fax 210 9640875